Exhibit 10(c)

____________ Maximum Performance Shares    Date of Grant: January 3, 2017

2017 EBITDAX PERFORMANCE AWARD
(EQUITY PORTION)

2004 OMNIBUS STOCK AND INCENTIVE PLAN

DENBURY RESOURCES INC.

This EBITDAX PERFORMANCE AWARD (this “Award”) is made effective on the Date of Grant by Denbury Resources Inc. (the “Company”) in favor of __________ (“Holder”).

WHEREAS, in accordance with the 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc., as amended and/or restated (the “Plan”), the Committee may grant performance-based Awards;

WHEREAS, the Committee desires to grant to Holder an Award under which Holder can earn Performance Shares (as defined below) based on the Performance Criteria set forth in the Plan and this Award, and subject to all of the provisions, including without limitation the vesting provisions, of the Plan and of this Award;

WHEREAS, no Performance Shares will be issued or outstanding until the Vesting Date; and

WHEREAS, the Company and Holder understand and agree that this Award is in all respects subject to the terms, definitions and provisions of the Plan, and all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.Performance Share Grant. The Company hereby grants Holder the right to earn and vest in up to a maximum of [___________] Restricted Stock Units (the “Performance Shares”). On the Delivery Date, the Performance Shares entitle the Holder to receive shares of the Company’s Common Stock (“Stock”) equal to the number of Earned Performance Shares up to and including the number of Maximum Performance Shares.

2.Definitions. All words capitalized herein that are defined in the Plan shall have the meaning assigned them in the Plan; other capitalized words shall have the following meaning, or shall be defined elsewhere in this Award:

(a)“Actual Reported Production” means production of oil, condensate, natural gas liquids (“NGLs”), natural gas, synthetic oil, and synthetic gas expressed on a BOE basis, as reported in each Peer Company’s and the Company’s Form 10-K for the Performance Period, excluding production generated from each such company’s equity-method investee(s), if any.

(b)“BOE” means Barrels of Oil Equivalent, and for all purposes hereof, will be calculated using the ratio of one barrel of crude oil, condensate or NGLs to six thousand cubic feet of natural gas.

(c)“Calendar Year” means the 12-month period beginning January 1 and ending December 31 for the Company and each Peer Company.

(d)“Calculated Estimate of General and Administrative Expense” means for each Non-Upstream-Focused Company, individually, (i) the quotient (rounded to four decimals and expressed as a percentage) of (x) its oil and natural gas revenues from continuing operations derived from exploration and production activities (as disclosed in its Form 10-K for the Performance Period in accordance with Financial Accounting Standards Board Codification (“FASC”) 932-235-50 (“FAS 69”) in its Form 10-K for the Performance Period), divided by (y) its total revenues from continuing operations excluding hedging revenues, gains (losses) on asset sales, and interest and other income in its Form 10-K for the Performance Period; multiplied by (ii) its total general and administrative expenses from continuing operations for the Performance Period as reported on its consolidated income statement in its Form 10-K.

(e)“Change of Control” means, without limitation, the same as it does in the Plan.

(f)“Delivery Date” means (i) if Sections 6(b), 7(c)(i), (ii), or (iii) apply, the date on which Performance Shares are delivered to Holder which shall be no later than the dates set forth in Section 6(b) or 7(c)(i), (ii) or (iii), as applicable or (ii) if Sections 6(b) or 7(c)(i), (ii) or (iii) do not apply, the date on which Earned Performance Shares are delivered to Holder, which shall be no later than 30 days following March 31, 2018 (i.e., the Vesting Date).

(g)“Disability” means, without limitation, the same as it does in the Plan.

(h)“Earned Performance Shares” means the number of Performance Shares which are earned during the Performance Period as described and calculated in Section 6.

(i) “Maximum Performance Shares” means the maximum number of Performance Shares, as set forth in Section 1, which may be earned under this Award if there are no reductions in the number of Performance Shares under Section 5.

(j)“Non-Upstream-Focused Companies” means the Peer Companies so designated in Appendix A.

(k)“Peer Company” means each of the companies listed on Appendix A hereto, as adjusted pursuant to Appendix A.

(l)“Performance Criteria” means the EBITDAX Measure defined in Section 4 for the Performance Period.

(m)“Performance Percentage” means, that percentage determined based upon the relative ranking of the Company’s EBITDAX Measure for the Performance Period compared to the EBITDAX Measure of each Peer Company for the Performance Period as determined under the provisions of Section 4(e), subject to reduction under Sections 5 and 12, if any.

(n)“Performance Period” means the period beginning on January 1, 2017, and ending on December 31, 2017.

(o) “Performance Period Pretax Operating Income” means, (a) for Upstream-Focused Companies, pre-tax income, as reported on the consolidated Income Statement in each Peer Company’s and the Company’s Form 10-K for the Performance Period, adjusted to exclude the following items, as applicable: (i) interest income and expense; (ii) exploration expense; (iii) depletion, depreciation, amortization and accretion expense; (iv) commodity derivative gains and losses; (v) impairment charges; (vi) gains and losses incurred on the extinguishment of debt; and (vii) gains and losses incurred on the purchase or sale of assets, and (b) for Non-Upstream-Focused Companies, pre-tax income, as reported by the Peer Company or the Company in accordance with FASC 932-235-50 (previously FAS 69), adjusted to exclude the following items, as applicable: (i) interest income and expense; (ii) exploration expense; (iii) depletion, depreciation, amortization and accretion expense; (iv) commodity derivative gains and losses; (v) impairment charges; (vi) gains and losses incurred on the extinguishment of debt; (vii) gains and losses incurred on the purchase or sale of assets, and (viii) general and administrative expenses related to continuing operations. Performance Period Pretax Operating Income for Non-Upstream-Focused Companies will also be reduced by such company’s Calculated Estimate of General and Administrative Expense. Performance Period Pretax Operating Income will include all operations of each such company, other than those related to an equity-

method investment, including operations that qualify as discontinued operations under generally accepted accounting principles in the United States of America.

(p)“Performance Period Pretax Operating Income per BOE” means for each Peer Company and for the Company, its Performance Period Pretax Operating Income divided by its Actual Reported Production.

(q)“Post Separation Change of Control” means a Change of Control that closes following Holder’s Separation, but where such Separation resulted from the Commencement of the Change of Control prior to Holder’s Separation. For all purposes of this Award, the term “Commencement of a Change of Control” shall mean the date on which any material action, including without limitation through a written offer, open-market bid, corporate action, proxy solicitation or otherwise, is taken by a “person” (as defined in Section 13(d) or Section 14(d)(2) of the 1934 Act), or a “group” (as defined in Section 13(d)(3) of the 1934 Act), or their affiliates, to commence efforts that, within 12 months after the date of such material action, leads to a Change of Control involving such person, group, or their affiliates.

(r) “Upstream-Focused Companies” means the Company and those companies so designated in Appendix A.

(s) “Vesting Date” means March 31, 2018 or the effective date of any earlier (i) Change of Control pursuant to Section 6(b) or (ii) death, Disability or Post Separation Change of Control pursuant to Sections 7(c)(i), (ii) or (iii), as appropriate.

3.Performance Shares as Contractual Right. Each Performance Share represents a contractual right to receive one share of Stock, subject to the terms and conditions of this Award; provided that, based on the EBITDAX Measure as detailed below, the number of Performance Shares that become Earned Performance Shares may range from 0% to 100% of the number of Maximum Performance Shares, and Holder’s right to receive Stock in respect of Performance Shares is generally contingent.

4.Performance Percentage Earned With Respect to EBITDAX Measure.

(a)The “EBITDAX Measure” means, for the Company and each Peer Company: Performance Period Pretax Operating Income per BOE.

(b)The EBITDAX Measure of the Company and each Peer Company is to be calculated as soon as practical after the end of the Performance Period. Once calculated for the Company and for each Peer Company, the exact EBITDAX Measure for each such company shall be listed in Column 3 of the table below in descending order of their respective EBITDAX Measure from the highest ratio to the lowest ratio.

(c)Column 2 of the table below shall reflect each such company’s name.

(d)The percentages in Column 4 of the table below are based upon increments derived by dividing 100% by 16 (the number of Peer Companies), which percentage increments will be adjusted, if necessary, on a pro rata basis to reflect a reduction in the number of Peer Companies (for example, if at the end of the Performance Period there were 15 Peer Companies, then the 6.3% increment currently shown in Column 4 would become 6.7%).

(e)The Company’s earned Performance Percentage will be that percentage shown in Column 5 (subject to adjustment, if any, provided in Sections 5 or 12) opposite the ranking of the Company in Column 1 (for example, in the following table for 17 Companies, being ranked as eleventh would equal a Performance Percentage of 75%). The earned Performance Percentage will be adjusted to reflect adjustments made to the percentages in Column 4, if any, pursuant to Section 4(d) above; provided however, that the earned Performance Percentage may not be greater than 100%.

Column 1	Column 2	Column 3	Column 4	Column 5
Ranking	Company Name	Actual EBITDAX Measure	Scale of EBITDAX Measure for 17 Companies (expressed as a %)	Performance Percentage Scale (subject to interpolation)
1			100.0%	100%
2			93.8%	100%
3			87.5%	100%
4			81.3%	100%
5			75.0%	100%
6			68.8%	100%
7			62.5%	100%
8			56.3%	100%
9			50.0%	100%
10			43.8%	88%
11			37.5%	75%
12			31.3%	63%
13			25.0%	50%
14			18.8%	38%
15			12.5%	25%
16			6.3%	13%
17			0%	0%

5.Committee’s Reduction of Performance Percentage. Notwithstanding any provision hereof to the contrary, the Committee, in its sole discretion, by Committee resolution prior to the Vesting Date, may reduce Holder’s otherwise earned Performance Percentage in an amount (if any) based upon the Committee’s subjective evaluation. Any reduction of Holder’s Performance Percentage by the Committee for the Performance Period shall be determined after the end of the Performance Period, and shall not exceed twenty-five percent (25%) of Holder’s Performance Percentage earned during the Performance Period. The Committee does not have discretion to increase a Holder’s Performance Percentage.

6.Earned Performance Shares.

(a)Earned Performance Shares. The number of Earned Performance Shares shall be equal to the product of (i) the Maximum Performance Shares multiplied by (ii) the Performance Percentage, as such number shall be reduced by the Company to satisfy all minimum applicable federal, state, and local income tax withholding requirements and employment tax withholding requirements. No fractional shares will be issued to the Holder. The Performance Percentage shall be determined by the Committee and the Holder will be advised as soon as administratively practicable following the end of the Performance Period (but in no case later than 90 days after the end of the Performance Period), and the Committee shall certify whether and to the extent that the Performance Percentage has been achieved, subject to the Change of Control provisions of Section 6(b) below.

(b)Change of Control. Notwithstanding the foregoing and any other provision hereof to the contrary, if a Change of Control of the Company occurs during the Performance Period then, regardless of the Performance Percentage at the date of the Change of Control of the Company, Holder will be entitled to receive delivery of a number of Performance Shares equal to the Maximum Performance Shares (notwithstanding any provision hereof to the contrary, none of which Maximum Performance Shares will be retained by the Company other than as payment for withholding) as soon as reasonably possible following such Change of Control, but in no event later than the 15th day of the third month after the end of the Calendar Year in which such Change of Control occurs, and Holder permanently shall forfeit the right to receive any other Performance Shares under this Award.

7.Vesting (and Forfeiture) of Earned Performance Shares.

(a)No Separation Prior to the Vesting Date. If Holder does not experience a Separation prior to the Vesting Date, Holder will be 100% vested in the Earned Performance Shares.

(b)Retirement Vesting Date. In the event Holder reaches his Retirement Vesting Date prior to the Vesting Date, then irrespective of whether or not Holder experiences a Separation prior to the Vesting Date, Holder will be entitled to receive Performance Shares in an amount equal to the number of Earned Performance Shares on the Vesting Date (which Performance Shares will be delivered to Holder on the Delivery Date), without any right to receive any additional Performance Shares pursuant to this Award, and without any proration of the number of Performance Shares earned in such circumstances. Notwithstanding the foregoing, in the event Holder experiences a Separation after Holder’s Retirement Vesting Date, but within 12 months of the Date of Grant, all rights to receive Performance Shares under this Award will be forfeited.

(c)Forfeiture. Except to the extent expressly provided in Sections 7(b) and 7(c) (i), (ii) or (iii), Holder permanently will forfeit all rights with respect to all Performance Shares upon the date of his Separation, if such Separation occurs prior to the Vesting Date.

(i) Death. If Holder experiences a Separation by reason of death prior to the last day of the Performance Period, Holder’s Beneficiary will be entitled to receive Performance Shares in an amount equal to the number of Maximum Performance Shares (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after Holder’s death. If Holder experiences a Separation by reason of death prior to the Vesting Date but on or after the last day of the Performance Period, Holder’s Beneficiary will be entitled to receive the number of Earned Performance Shares based on the calculation in Section 6 herein (and does not have any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after Holder’s death.

(ii) Disability. If Holder experiences a Separation by reason of Disability prior to the last day of the Performance Period, Holder or Holder’s Beneficiary, as applicable, are entitled to receive Performance Shares in an amount equal to the number of Maximum Performance Shares (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event later than the 15th day of the third month after the end of the Calendar Year in which the Holder experiences a Separation by reason of Disability. If Holder experiences a Separation by reason of Disability prior to the Vesting Date but on or after the last day of the Performance Period, Holder or Holder’s Beneficiary, as applicable, will be entitled to receive the number of Earned Performance Shares based on the calculation in Section 6 herein (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event later than 60 days following the Vesting Date.

(iii) Post Separation Change of Control. If there is a Post Separation Change of Control, whereby Holder experiences such Separation, prior to the last day of the Performance Period, Holder will be entitled to receive Performance Shares in an amount equal to the number of Maximum Performance Shares (without any right to receive any additional Performance Shares pursuant to this Award) as soon as reasonably possible after the date of the Change of Control, but in no event later than the 15th day of the third month after the end of the Calendar Year in which such Change of Control occurs. If there is a Post Separation Change of Control, whereby Holder experiences such Separation on or after the last day of the Performance Period, Holder will be entitled to receive the number of Earned Performance Shares based on the calculation in Section 6 herein (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible after the date of the Change of Control, but in no event later than the 15th day of the third month after the end of the Calendar Year in which such Change of Control occurs.

8.Withholding. If and when any portion of this Award becomes taxable, the minimum statutory tax withholding required to be made by the Company, or other withholding rate as determined by the Committee in its discretion if determined not to be detrimental to the Company, shall be paid to the Company, as applicable, in cash, by delivery of Stock, which Stock may be in whole or in part Stock subject to this Award, based on the Fair Market Value of such Stock on the Vesting Date, or via payroll deduction. The Holder, in his sole discretion, may direct that the Company withhold at any rate which is in excess of the minimum withholding rate described in the preceding sentence, but not in excess of the highest incremental tax rate for Holder, and such additional directed withholding will be made in the same manner as described in the preceding sentence.

9.Issuance of Stock. Without limitation, Holder shall not have any of the rights and privileges of an owner of Stock (including voting rights and dividend rights), until the Vesting Date. The Company shall deliver the Earned Performance Shares in the form described in Section 1 above (reduced by the number of shares of Stock delivered to the Company to pay required withholding under Section 8 above) to Holder as soon as reasonably possible following vesting. The Holder agrees that the delivery of Stock is subject to the Company’s stock ownership guidelines, as potentially modified from time to time.

10.Administration. Without limiting the generality of the Committee’s rights, duties and obligations under the Plan, the Committee shall have the following specific rights, duties and obligations with respect to this Award. Without limitation, the Committee shall interpret conclusively the provisions of the Award, adopt such rules and regulations for carrying out the Award as it may deem advisable, decide conclusively all questions of fact arising in the application of the Award, certify the extent to which the Performance Criteria has been satisfied and the Performance Percentage earned, exercise its right to reduce the Performance Percentage, and make all other determinations and take all other actions necessary or desirable for the administration of the Award. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company’s or a Peer Company’s operations, corporate structure, assets, or similar change, but only to the extent such action carries out the original purpose, intent and objectives of the Award, and, to the extent the Award is intended to qualify as “performance based” under Section 162(m) of the Internal Revenue Code, does not affect such qualification. All decisions and acts of the Committee shall be final and binding upon Holder and all other affected parties. The Committee, without limitation, may delegate all of what, in its sole discretion, it determines to be ministerial duties to an administrator; provided, further, that the determinations under, and the interpretations of, any provision of the Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.

11.Beneficiary. Holder’s rights hereunder shall be exercisable during Holder’s lifetime only by Holder or Holder’s legal representative. Holder may file with the Committee a written designation of beneficiary (such person(s) being the Holder’s “Beneficiary”), on such form as may be prescribed by the Committee. Holder may, from time to time, amend or revoke a designation of Beneficiary. In the event that Holder does not file a written designation of Beneficiary, or where such Beneficiary predeceases the Holder, the following rules shall apply: (i) the Holder’s beneficiary designation for the basic life insurance benefits provided by the Company shall be Holder’s Beneficiary;

and (ii) in the absence of such basic life insurance beneficiary, or in the event that such basic life insurance beneficiary predeceases the Holder, the Holder’s estate shall be deemed to be Holder’s Beneficiary.

12.Adjustments in this Award. In addition to any adjustments under Section 5 herein, in the event of any dividend or split of the primary common equity security of the Company, or recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of such shares, or other similar corporate change, with regard to the Company, appropriate adjustments may be made to this Award in a manner deemed equitable by the Committee.

13.Holder’s Access to Information. As soon as reasonably possible after the close of the preceding Calendar Year, the Committee shall make all relevant annually determined calculations and determinations hereunder, and will furnish all such relevant information to Holder as soon as reasonably possible following the date on which all, or a substantial majority, of the information is available.

14.No Transfers Permitted. The rights under this Award are not transferable by the Holder other than by will or the laws of descent and distribution, and so long as Holder lives, only Holder or his or her guardian or legal representative shall have the right to receive and retain Earned Performance Shares.

15.No Right To Continued Employment. Neither the Plan nor this Award shall confer upon Holder any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall they interfere in any way with Holder’s right to terminate employment, or the Company’s right to terminate Holder’s employment, at any time.

16.Governing Law. Without limitation, this Award shall be construed and enforced in accordance with, and be governed by, the laws of Delaware.

17.Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, permitted successors and assigns of the parties hereto.

18.Waivers. Any waiver of any right granted pursuant to this Award shall not be valid unless it is in writing and signed by the party waiving the right. Any such waiver shall not be deemed to be a waiver of any other rights.

19.Severability. If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

20.Clawback. The Performance Shares are subject to any written clawback policies that the Company, with the approval of the Board, may adopt. Any such policy may subject the Performance Shares and amounts paid or realized with respect to the Performance Shares to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to the Performance Shares.

21.Compliance with Securities Laws. Notwithstanding any provision of this Award to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a)

a registration statement under the Securities Act is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel of the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE HOLDER IS CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF PERFORMANCE SHARES GRANTED PURSUANT TO THIS AWARD MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

22.Section 409A of the Code. It is the intention of the Committee that this Award is exempt from the Nonqualified Deferred Compensation Rules as a short-term deferral (within the meaning of such rules), and, as such, that this Award will be operated and construed accordingly. Neither this Section 22 nor any other provision of this Award or the Plan is or contains a representation to the Holder regarding the tax consequences of the grant, vesting, settlement, or sale of this Award (or the Stock underlying this Award), and should not be interpreted as such.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Award to be executed on its behalf by its duly authorized representatives on the Date of Grant.

DENBURY RESOURCES INC.

By:
	Phil Rykhoek Chief Executive Officer	Mark C. Allen Senior Vice President and Chief Financial Officer

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) receipt of this Award, (ii) the opportunity to review the Plan, (iii) the opportunity to discuss this Award with a representative of the Company, and the undersigned’s personal advisors, to the extent the undersigned deems necessary or appropriate, (iv) the understanding of the terms and provisions of the Award and the Plan, and (v) the understanding that, by the undersigned’s signature below, the undersigned is agreeing to be bound by all of the terms and provisions of this Award and the Plan.

Without limitation, the undersigned agrees to accept as binding, conclusive and final all decisions, factual determinations, and/or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or Award, or both) of the Committee regarding any questions arising under the Plan, or this Award, or both.

Effective as of the Date of Grant.

Holder Signature